Exhibit 4.1

FIRST Western FINANCIAL, INC. SEE REVERSE FOR CERTAIN DEFINITIONS FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF NO PAR VALUE EACH OF fiRST WESTERN fiNANCIAL, INC. transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this certificate duly endorsed or assigned. This certificate and the shares represented hereby are subject to the laws of the State of Colorado, and to the Articles of Incorporation and Bylaws of the Corporation, as now or hereafter amended. This certificate is not valid until countersigned by the Transfer Agent. WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers. COUNTERSIGNED: PHILADELPHIA STOCK TRANSFER, INC. 2320 HAVERFORD RD., SUITE 230, ARDMORE, PA 19003 TRANSFER AGENT BY: AUTHORIZED SIGNATURE lf'"©ROO fi!l !iil®'ir l"®®'ir IIDib